Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Reports Third Quarter 2021 Results

CENTRAL ISLIP, N.Y., (Business Wire) – November 15, 2021 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems and materials, today announced its third quarter 2021 financial results.

CVD third quarter 2021 revenue was $4.3 million as compared to $4.0 million in the third quarter of 2020, an increase of $.3 million or 8.4%. CVD’s operating loss for the three months ended September 30, 2021 and 2020 was $.9 million and $1.4 million, respectively. Included in other income for the three months ended September 30, 2021 was a gain on the Sale of Building in the amount of $6.9 million. Net income for the third quarter was $6.0 million, or $.89 per diluted share, as compared to a net loss of $1.3 million, or $.19 per diluted share in the third quarter of 2020. As a result of the COVID-19 pandemic, CVD’s new order bookings substantially decreased commencing in the first quarter of 2020, which reduced revenues in subsequent quarters, resulting in revenue of $11.7 million for the first nine months of 2021 as compared to $13.7 million in the first nine months of 2020, a decrease of $2.0 million or 14.7%. CVD’s operating loss for the nine months ended September 30, 2021 and 2020 was $3.6 million and $2.4 million, respectively. Included in other income for the nine months ended September 30, 2021 was a gain on the Sale of Building in the amount of $6.9 million and gain on Debt Extinguishment, in the amount of $2.4 million, which was related to its PPP loan received due to the effects of the COVID-19 pandemic. Net income for the first nine months of 2021 was $5.9 million, or $.89 per diluted share, as compared to a net loss of $.8 million, or $.12 per diluted share for the first nine months of 2020. During the first quarter of 2020, CVD was favorably impacted by the CARES Act which allowed for the carryback of net operating losses and resulted in CVD recognizing an income tax benefit of $1.5 million in the nine months ended September 30, 2020.

Sequentially, CVD’s revenue in the third quarter of 2021 was $4.3 million as compared to $4.0 million in the second quarter 2021, an increase of $.3 million, and the operating loss decreased to $.9 million in the third quarter of 2021, as compared to an operating loss of $1.1 million in the second quarter of 2021, an improvement of $.2 million. During Q3 2021, CVD was impacted by increased costs on certain manufacturing material components as well as delays in supply chain deliveries. This may also impact CVD’s ability to recognize revenue and reduce gross profit margins in future quarters, as well as extend its manufacturing lead times and reduce manufacturing efficiencies. CVD has commenced placing orders with increased lead times to try to help mitigate the manufacturing delays, as well as assessing other material suppliers to mitigate the potential cost impacts. In addition, CVD is utilizing its in-house flexible manufacturing to further mitigate both potential schedule delivery delays and material cost increases.

Thomas McNeill, Executive Vice President and Chief Financial Officer, said “As previously announced, we are pleased to have closed on the sale of our facility located at 555 North Research Place, Central Islip, NY. With a sales price of $24.4 million, we satisfied the associated mortgage debt of approximately $9.1 million and paid various transaction-related costs. The net proceeds of approximately $14 million improves our current cash position at September 30, 2021 to $17.4 million, and provides us with a balance sheet to bolster sustainable growth strategies.

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“The Company’s backlog at September 30, 2021 improved by $1.8 million to $9.9 million, as compared to $8.1 million at June 30, 2021. While the Company’s order activity has improved in first three quarters of 2021, we believe its longer term improvements will be benefited by the anticipated slow recovery in the Aerospace markets, which industry reports indicate will begin to occur in the 2022-2023 timeframe.”

Mr. Lakios added, “Having spent the first half of 2021 in shoring up our balance sheet and optimizing our product offerings for present and future profitability and viability, we now have proceeded onto strategic planning for 2022 as well as obtaining strategic orders in our projected growth Markets in Q3.

“In Q3 we closed on two Electric Vehicle Battery Nano-Material system orders. One of which was with a production usecase customer OneD Battery Sciences and the other with a research and pilot production customer. Our order rate has now shown incremental recovery with our 2021 second and third quarters in the range of $6M per quarter. Specifically, we received five system orders in Q3 2021. Our SDC division also showed incremental growth. It is our strategy to continue to focus on production applications for Nano-Materials as well as our Aerospace & Defense Applications.

“We have been addressing the global supply chain issue of increased material cost and the general uncertainty of delivery and material availability. This will be a challenge for most companies and CVD is not immune to this. We have implemented a rigorous supplier engagement as well as expanded our network of suppliers. Our vertical integrated manufacturing is being tapped to supply critical components to improve the delivery of these components and to partially mitigate the unfavorable impact to material cost and GM. We have ample capacity in our 355 Central Islip facility to accommodate a shift in our manufacturing strategy to assist to address many of these longer term supply chain issues.

“Along with the CVD Board of Directors and all our loyal employees we are committed to stay the course of our strategy to achieve profitability, with a focus on growth and return on investment. We look forward to communicating with you in our upcoming conference call.”

The Company will hold a conference call to discuss its results today at 5:30 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or International (201) 389-0925. A telephone replay will be available for 7 days following the call. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13724846. A live and archived webcast of the call is also available on the company’s website at www.cvdequipment.com/events.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by its customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, battery nanomaterials, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. It’s wholly owned subsidiary CVD Materials Corporation provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

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enabling tomorrow’s technologies™

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the COVID-19 pandemic, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements. Past performance in not a guaranty of future results.

For further information about this topic please contact:

Thomas McNeill, EVP & CFO

Phone: (631) 981-7081

Fax: (631) 981-7095                  Email: investorrelations@cvdequipment.com

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2021 and 2020
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	2021	2020	2021	2020
Revenue	$4,329	$3,993	$11,730	$13,748
Gross profit	734	436	1,898	2,973
Operating expenses	1,656	1,829	5,522	5,390
Operating loss	(922)	(1,393)	(3,624)	(2,417)
Net income (loss) (see note 1)	5,973	(1,292)	5,938	(768)
Diluted income (loss) per share	$0.89	$(0.19)	$0.89	$(0.12)

Note 1:

2021:

CVD’s net income for the third quarter and nine months ended September 30, 2021 includes a gain on the sale of the 555 facility in the amount of $6.9 million, and the nine months ended September 30, 2021 also includes a gain on debt extinguishment, in the amount of $2.4 million, which was related to its PPP loan received due to the effects of the COVID-19 pandemic.

2020:

During the first quarter of 2020, CVD was favorably impacted by the CARES Act which allowed for the carryback of net operating losses and resulted in CVD recognizing an income tax benefit of $1.5 million in the nine months ended September 30, 2020

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enabling tomorrow’s technologies™

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of September 30, 2021 and December 31, 2020
(In thousands)

	(Unaudited)
	2021	2020
Assets
Current Assets
Cash and cash equivalents	$17,446	$7,699
Accounts receivable, net	1,892	1,048
Contract assets	1,628	494
Inventories, net	1,466	1,124
Taxes Receivable	716	716
Other current assets	208	709
Total Current Assets	$23,356	$11,790
Property, plant and equipment, net	12,369	28,843
Other assets	233	303
Total Assets	$35,958	$40,936

Liabilities and Stockholders' Equity
Current Liabilities	$5,676	$3,704
Total Long-Term Liabilities	-	13,106
Total Stockholders’ Equity	30,282	24,126
Total Liabilities and Stockholders’ Equity	$35,958	$40,936

CVD earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2020

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